Exhibit 10.1

ADAPTIVE BIOTECHNOLOGIES CORPORATION

NOTICE OF GRANT OF PERFORMANCE UNITS

(For U.S. Participants)

Adaptive Biotechnologies Corporation (the “Company”) has granted to the Participant an award (the “Award”) of certain Performance Units (“PSUs”) pursuant to the Adaptive Biotechnologies Corporation 2019 Equity Incentive Plan (the “Plan”). The Award is subject to all of the terms and conditions of this Performance Stock Unit Grant Notice, the Performance Goals and Vesting Criteria set forth on Attachment I to this Grant Notice, and the Performance Units Agreement (collectively, including all attachments and exhibits, the “Award Agreement”) and the Plan

Participant:	Employee ID:
Date of Grant:
Vesting Date:
Target Number of PSUs:
Maximum Number of PSUs:	[ ]% of Target Number of PSUs
Superseding Agreement:	None
Performance Period:
Vesting Schedule:	As provided in the Performance Goals and Vesting Criteria set forth on Attachment I for performance targets referenced below.
Performance Target:	[Total Shareholder Return] [Revenue Compounded Annual Growth Rate]
Issuance Schedule:	If a PSU vests, the Company will deliver one share of Stock in settlement of each vested PSU as set forth in Section 6 of the Performance Units Agreement.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Award Agreement and the Plan, both of which are made a part of this document, and by the Superseding Agreement, if any. The Participant acknowledges that copies of the Plan, the Award Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Award Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions.

ADAPTIVE BIOTECHNOLOGIES CORPORATION	PARTICIPANT

By:
Name:	Signature
Title:
Date
Address:
Address

ATTACHMENTS: Attachment I; 2019 Equity Incentive Plan, as amended to the Date of Grant; Performance Units Agreement and Plan Prospectus

Attachment I

Performance Goals and Vesting Criteria

A. General

In order for any Performance Unit subject to the Award to vest and be earned, each of the Service Vesting Requirement and the Performance Goals as described herein must be satisfied. Any PSUs which may not potentially vest based on application of the Service Vesting Requirement and/or Performance Goals will be immediately forfeited.

For all purposes of this Award, the following terms have the following meanings:

“Good Reason” means without your written consent, (i) a material reduction in your authority, duties or responsibilities with the Company relative to your authority, duties or responsibilities in effect immediately prior to such reduction; provided, however, any change immediately following a Change in Control to a functionally comparable position with the Company’s successor or within its group of controlled corporations shall not constitute Good Reason hereunder, (ii) a material reduction in the your base compensation, other than in connection with simultaneous reductions in all other senior executives at the vice president level or above of equal or greater amount in percentage terms, (iii) a material change in the geographic location at which you must perform your duties (which, for purposes of this Agreement, means a change of geographic location from which the you are principally employed to a location more than fifty (50) miles from the location of your principal employment immediately prior to the relocation); or (iv) a material breach by the Company of the terms of this Award or any other agreement between you and the Company; provided, however, that in order for your resignation to have been implemented for “Good Reason” you must provide written notice to the Board within 30 days immediately following such events described in (i) through (iv) hereof, the Company must fail to cure such event within 30 days after receipt of such notice, and your resignation must be effective not later than 90 days after the expiration of such period to cure.

“Index Group” means the group of companies which are members of the S&P Biotechnology Select Industry Index as determined of the Date of Grant (each an “Index Company”), subject to adjustment as set forth in Part H below.

“Qualified Termination” means an involuntary termination of your employment by the Company without Cause or your resignation for Good Reason and which occurs during the period commencing on a Change in Control and ending twelve months following a Change in Control. A Qualified Termination does not include a termination of your employment due to death or disability. In order to qualify as a Qualified Termination, if requested by the Company you must provide the Company with an effective release of claims within 55 days following such termination of your employment.

“Qualified Pre-CIC Termination” means a Qualified Termination that occurs within the three-month period immediately preceding a Change in Control

Other capitalized terms used herein have the meanings set forth in the Plan unless otherwise defined herein.

B. Service Vesting Requirement

Except as otherwise expressly provided in Sections E and F below, vesting of any portion of your Award is generally subject to your continuous Service through [ ] (the “Service Vesting Requirement”). If your continuous Service terminates for any reason prior to your satisfaction of the Service Vesting Requirement except as expressly provided in Sections E and F below, no portion of your Award is eligible to vest, and the PSUs subject to your Award will immediately terminate and be forfeited upon such termination of your continuous Service.

C. Performance Goals

The number of PSUs subject to your Award that may vest will be subject to the Company’s achievement with respect to the performance goals as set forth in paragraphs (1) and (2) below (together the “Performance Goals” and each a “Performance Goal”) over the Performance Period specified in the Grant Notice, with each Performance Goal weighted equally in determining the total number of PSUs that are eligible to vest. In all cases, the maximum number of PSUs that may vest is the Maximum Number of PSUs specified in the Grant Notice.

1.
Total Shareholder Return.

Total shareholder return (“TSR”) of the Company over the Performance Period as measured as a relative percentile of the TSR performance of the Index Group during the Performance Period. The number of PSUs subject to your Award that may vest in connection with the achievement of the Performance Goal set forth in this paragraph will be determined by reference to the Company’s TSR Percentile Rank during the Performance Period as indicated in the chart below, with linear interpolation between the designated performance levels, subject to adjustment as provided herein. For such purposes, “Company TSR Percentile Rank” means the TSR Percentile Rank of the Company relative to TSR Percentile Rank of the Index Group as determined by the Committee for the Performance Period and “TSR Percentile Rank” means the percentile performance of the Company and each member of the Index Group based on the TSR for such company as determined by the Committee for the Performance Period.

Company TSR Percentile Rank Compared to Index Group	% Multiplier*	Payout Level
[ ]	[ ]	0%
[ ]	[ ]	Threshold
[ ]	[ ]	Target
[ ]	[ ]	Maximum

*The Multiplier is applied to the Target Number of PSUs. Multiplier subject to linear interpolation between percentiles.

TSR will be calculated as follows, as adjusted for stock splits or similar changes in capital structure which occur during the Performance Period, and subject to Section F below.

•
Beginning Stock Price = Average daily closing stock price of last 20 trading days immediately preceding the start of the Performance Period
•
Ending Stock Price = Average daily closing stock price of the last 20 trading days of the Performance Period
•
Dividends = Reinvested dividends and dividend equivalents

If the Company’s TSR is negative, the maximum number of PSUs that may vest with respect to the portion of the PSUs eligible to vest subject to the level of attainment of Performance Goal set forth in this Section C.1 is capped at [ ]% of the applicable portion of the Target Number of PSUs that are eligible to vest based on the TSR Performance Goal ([ ]%) regardless of Company’s percentile rank compared to the Index.

2. MRD Revenue Compound Annual Growth Rate.

MRD Revenue Compound Annual Growth Rate (CAGR) will be measured based on the CAGR performance for MRD Revenue over the Performance Period as adjusted as set forth Part I below. CAGR will be calculated as MRD Revenue for the last completed fiscal year of the Performance Period divided by MRD Revenue for the fiscal year that ended immediately preceding the beginning of the Performance Period, then raising the result to an exponent of one divided by the number of calendar years in the Performance Period. Subtract one from the subsequent result to arrive at the applicable CAGR.

For purposes of this calculation, MRD Revenue means revenue, as defined under U.S. GAAP, derived from any product, service, license or other development initiative supporting the Company’s MRD reporting segment, as defined and set forth in the Company’s required SEC periodic reports filed during fiscal year 2025.

The number of PSUs subject to your Award that may vest in connection with the achievement of the Performance Goal set forth in this paragraph will be determined by reference to the Company’s level of achievement of MRD Revenue CAGR, as indicated in the chart below, with linear interpolation between the designated performance levels, subject to adjustment as provided herein.

3-Year MRD Revenue CAGR	% Multiplier*	Payout Level
[ ]	[ ]	0%
[ ]	[ ]	Threshold
[ ]	[ ]	Target
[ ]	[ ]	Maximum

D. Vesting Determination and Settlement Dates

No Stock will be issued in settlement of your Award prior to the date of the Committee’s determination of the level of attainment of the Performance Goals and the number of your PSUs that will vest. In the absence of a Change in Control, as soon as practicable within the 60-day period following completion of the Performance Period, the Committee will determine the level of achievement of the Performance Goals and the applicable number of your PSUs that will vest, subject to your satisfaction of the Service Vesting Requirement (such number of PSUs, the “Earned PSUs”). The date of the Committee’s determination is the “Determination Date.” Except as specifically provided below, Stock will be issued in respect of the number of the PSUs that vest as soon as practicable within the 30-day period following such Determination Date. Any portion of the Award that does not vest on the Determination Date will immediately terminate and be forfeited on the Determination Date.

E. Termination of Employment due to Death or Disability.

Subject to Section F below, if, prior to the expiration of the Performance Period, your employment with the Company is terminated due to your death or Disability, the PSUs shall remain outstanding through the end of the Performance Period, and the number of PSUs that will vest on the Determination Date will be a pro-rata portion of the number of PSUs that would have vested had you remained in Continuous Service through the last day of the Performance Period. Such pro-rata portion will be determined by taking the number of Earned PSUs (as determined in accordance with Section D) or, if applicable, the Change in Control Determined Units (as defined in Section F) and multiplying by the percentage determined by taking the number of calendar days of continuous Service you completed during the Performance Period prior to the such termination and dividing such number by the total number of calendar days in the Performance Period. Any portion of the Award that does not vest on the Determination Date will immediately terminate and be forfeited on the Determination Date.

For the avoidance of doubt, in the event your employment with the Company is terminated for any reason other than as set forth in this Section or as described in Section F (including any termination of employment by you for any reason or by the Company with or without Cause), then all unvested PSUs will immediately terminate as of the date of such termination of employment and you shall not be entitled to any payments with respect thereto.

F. Impact of Change in Control.

1. In the event of a Change in Control prior to the end of the Performance Period in which no provision is made for the assumption, continuation or substitution of the PSUs, the PSUs, shall be automatically deemed vested at the applicable levels specified below and shall be settled (subject to Section G below) in connection with the Change in Control no later than 10 days following the Change in Control. The number of PSUs deemed vested will be determined based on (i) with respect to the TSR Performance Goal, the number of PSUs that would vest based on the greater of (a) the Company’s TSR performance as measured versus the Index’s TSR performance during the portion of the Performance Period that precedes the effective date of the Change in Control (the “CIC TSR Achievement Level”) and (b) the achievement of target level performance and (ii) with respect to the MRD Revenue CAGR Performance Goal, the number of PSUs that would vest based on achievement of target level performance (the number of PSUs that vest based on the determinations made in clauses (i) and (ii) above, the “Change in Control Determined Units”). For purposes of determining the CIC TSR Achievement Level, the Company’s Ending Stock Price will be the sale price per share of Stock in the Change in Control and the Ending Stock Price of each Index Company will be such Index Company’s Ending Stock Price on the date that is ten (10) business days prior to the effective date of the Change in Control. Any portion of the Award that is not Change in Control Determined Units will not vest and will immediately terminate and be forfeited upon the Change in Control without payment.

2. Change in Control Continued Service Condition.

In the event of a Change in Control that precedes the scheduled expiration date of the Performance Period where the surviving corporation or the acquiring corporation assumes, continues or substitutes the Award on substantially the same terms and conditions as in effect prior to the Change in Control, except as provided below, the Change in Control Determined Units (determined in the same manner set forth in Section F.1), shall remain eligible to vest subject to your continuous Service with the Company or an Affiliate through the scheduled expiration date of the Performance Period (the “Change in Control Continued Service Requirement”), and if you remain in Service through such date the Change in Control Determined Units shall vest on the scheduled expiration date of the Performance Period. For the avoidance of doubt, in connection with any such assumption, continuation or substitution, the Award shall no longer be subject to the Performance Goals and only the Change in Control Determined Units shall remain eligible to vest..

Notwithstanding the foregoing, if you are terminated by the Company due to your death, Disability, or a Qualified Termination upon or following the Change in Control, the Change in Control Determined Units will vest , and shares of Stock will be issued upon or as soon as practicable following the later of such termination date or the effective date of any required release, but in all cases will be issued to you within 60 days following such termination (unless such issuance is not practicable within such 60 day period and a later issuance date is permitted without triggering adverse tax consequences under Section 409A of the Code, or a later payment date is required to avoid adverse tax consequences under Section 409A of the Code).

If you are terminated by the Company due to a Qualified Pre-CIC Termination, the Change in Control Determined Units will vest and shares of stock will be issued to you within 10 days following the later of the Change in Control or the effective date of any required release (unless such issuance is not practicable within such 10 day period and a later issuance date is permitted without triggering adverse tax consequences under Section 409A of the Code, or a later payment date is required to avoid adverse tax consequences under Section 409A of the Code.

G. Application of Section 409A.

The Award is intended to be exempt from the requirements of Section 409A of the Code as providing for payment in the form of issuance of shares of Stock in settlement of any vested portion of the Award within the period permitted by the short-term deferral period exemption available under Treasury Regulations Section 1.409A-1(b)(4).

To the extent the Award is not exempt from the requirements of Section 409A of the Code, the Award is intended to comply with the requirements of Section 409A of the Code, and the following provisions shall apply. The Award is intended to comply with Section 409A as providing for payment in the form of an issuance of shares in all cases upon the earliest of the following Section 409A permitted payment dates or events: (i) the same taxable year as the scheduled expiration date of the Performance Period, (ii) if the payment acceleration exemption permitted under Treasury Regulation 1.409A-3(j)(ix)(B) is available and elected, upon a Change in Control that is also a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as described in Code Section 409A(a)(2)(A)(iv) (a “409A CIC”), or (iii) upon a qualifying separation from service that occurs after a 409A CIC. Accordingly, the following provisions shall apply and shall supersede anything to the contrary set forth herein, in the Agreement and in the Plan to the extent an exemption from the requirements of Section 409A of the Code is not available and as required for the Award to comply with the requirements of Section 409A of the Code in order to avoid application of its adverse tax consequences to you:

•
If you are a “specified employee” within the meaning of Section 409A of the Code at the time of your separation from service, then to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, the shares will not be issued to you in connection with your separation from service until 6 months and 1 day following the date of your separation from service.

•
In a Change in Control the Award must be assumed, continued or substituted by the surviving corporation or the acquiring corporation and any shares of Stock scheduled to be issued upon the scheduled expiration date of the Performance Period may not be earlier issued in settlement of any Change in Control Determined Units upon the Change in Control unless the Change in Control is a 409A CIC and an exemption is available and elected under Treasury Regulation 1.409A-3(j)(ix)(B) or such earlier issuance of the shares of Stock is otherwise permitted by Section 409A of the Code.

•
“Disability” must also constitute a “disability” as set forth in Treasury Regulations Section 1.409A-3(i)(4).

In all cases, the Company retains the right to provide for earlier issuance of shares of Stock in settlement of any vested portion of the Award to the extent permitted by Section 409A of the Code.

H. Treatment of Index Companies During Performance Period

The companies comprising the Index Group is determined as of the Grant Date, and, if applicable, whether a company is an Index Company and such Index Company’s TSR for the Performance Period, will only be modified during the Performance Period as follows:

•
An Index Company that becomes bankrupt during the Performance Period will remain an Index Company, but its TSR for the Performance Period will be deemed to equal negative 100% and it will be placed at the bottom of the benchmark set.
•
An Index Company that is acquired, ceases to be the surviving company in a merger, or ceases to be publicly traded for a reason other than bankruptcy during the Performance Period will in each case be excluded from the Index.
•
An Index Company that distributes a portion of its business in a spin-off transaction during the Performance Period and that remains publicly traded will be retained in the Index, but the company that is spun off will not be included in the Index.

I. MRD Revenue CAGR Adjustments

In calculating MRD Revenue CAGR, adjustments or exclusions may be made in the discretion of the Committee as necessary to eliminate the impact(s) of the following items:

(a) changes in accounting principles (i.e., cumulative effect of U.S. GAAP changes);

(b) changes in accounting policies that were not contemplated in the initial Performance Goal targets; and

(c) all items of gain, loss or expense for the performance period related to an exit activity.